Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS

	Three months ended March 31,		Years ended December 31,
	2003	2004	1999	2000	2001	2002	2003
EARNINGS
Income (Loss)before cumulative effect of change in accounting principle and (provision) benefit for income taxes per statement of operations.	$(20,469,331)	$(18,365,832)	$(76,743,572)	$(104,065,694)	$(119,459,402)	$(1,331,653)	$(87,787,745)
Add:
Portion of rents representative of the interest factor	138,696	274,184	248,333	219,780	242,435	482,866	607,402
Interest on indebtedness	6,980,144	7,782,588	34,308,742	39,715,232	42,793,088	36,265,879	29,175,167
Capitalized interest	—	—	3,040,000	2,329,000	2,430,453	—	—
Amortization of debt discount	—	—	15,798,661	17,638,349	19,739,129	14,609,501	—
Fixed charges of unconsolidated subsidiary	—	—	—	—	—	—	—

Income as adjusted	$(13,350,491)	$(10,309,060)	$(23,347,836)	$(44,163,333)	$(54,254,297)	$50,026,593	$(58,005,176)

Fixed Charges
Portion of rents representative of the interest factor	138,696	274,184	248,333	219,780	242,435	482,866	607,402
Interest on indebtedness	6,980,144	7,782,588	34,308,742	39,715,232	42,793,088	36,265,879	29,175,167
Capitalized interest	—	—	3,040,000	2,329,000	2,430,453	—	—
Amortization of debt discount	—	—	15,798,661	17,638,349	19,739,129	14,609,501	—
Fixed charges of unconsolidated subsidiary	—	—	—	—	—	—	—

Fixed Charges	$7,118,840	$8,056,772	$53,395,736	$59,902,361	$65,205,105	$51,358,246	$29,782,569

Ratio of earnings to fixed charges	—	—	—	—	—	—	—
Insufficient earnings to cover fixed charges	20,469,331	18,365,832	76,743,572	104,065,694	119,459,402	1,331,653	87,787,745